EXHIBIT 5.1

Hunton & Williams LLP RIVERFRONT Plaza, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 Tel 804 • 788 • 8200 Fax 804 • 788 • 4190
July 15, 2014	File No: 54521.000096

Board of Directors

Arlington Asset Investment Corp.

1001 Nineteenth Street North

Arlington, Virginia 22209

Registration Statement on Form S-8

Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan

Gentlemen:

We have served as special counsel to Arlington Asset Investment Corp., a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 2,000,000 shares (the “Plan Shares”) of the Company’s Class A common stock, $0.01 par value per share (“Class A Common Stock”), issuable pursuant to the Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan (the “Plan”), as referenced in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things:

1.	the Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the Commonwealth of Virginia State Corporation Commission (the “SCC”) on July 15, 2014 and by the Secretary of the Company on the date hereof;

2.	the Amended and Restated Bylaws of the Company, as amended through the date hereof, as certified by the Secretary of the Company on the date hereof;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON

www.hunton.com

Board of Directors

Arlington Asset Investment Corp.

July 15, 2014

3.	resolutions of the Board of Directors of the Company adopted on April 7, 2014 and June 11, 2014, as certified by the Corporate Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the issuance of the Plan Shares (collectively, the “Resolutions”);

4.	a certificate, issued by the SCC on July 15, 2014, as to the Company’s existence and good standing in the Commonwealth of Virginia (the “Good Standing Document”);

5.	the Registration Statement; and

6.	the Plan.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.          The Company is a corporation duly incorporated and existing under the laws of the Commonwealth of Virginia and is in good standing in the Commonwealth of Virginia. The Company has the corporate power and authority to issue the Shares.

2.          The Plan Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, the Resolutions, the Registration Statement and any award agreement entered into under the Plan, assuming that at the times of such issuances the Company has a sufficient number of authorized and unissued shares of Class A Common Stock available therefor, will be validly issued, fully paid and nonassessable.

Board of Directors

Arlington Asset Investment Corp.

July 15, 2014

The opinion with respect to the incorporation, existence and good standing of the Company in the Commonwealth of Virginia is based solely on the Good Standing Document.

The foregoing opinions are limited to the laws of the Commonwealth of Virginia, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the Commonwealth of Virginia or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the laws of the Commonwealth of Virginia, we do not express any opinion on such matter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP